Exhibit 11.01

                             SEVERANCE AGREEMENT
                             -------------------

      THIS AGREEMENT ("Agreement") is made by and between IGI, INC. ("IGI"), a Delaware corporation, with its principal place of business at 105 Lincoln Avenue, Buena, New Jersey 08310, and JOHN F. AMBROSE ("Ambrose") residing at 10 Bradlee Road, Marblehead, Massachusetts 01945.

                                  RECITALS

      WHEREAS, Ambrose was employed by IGI as its President and Chief Operating Officer from September 2000 to May 2001, and as IGI's President and Chief Executive Officer from May 2001 to August 15, 2003; and

      WHEREAS, the parties hereto mutually agreed to the termination of Ambrose's employment with IGI as of August 15, 2003; and

      WHEREAS, Ambrose and IGI wish to resolve by this Agreement any and all claims and/or disputes of any kind whatsoever that may exist between them relating to Ambrose's employment with IGI, the termination of Ambrose's employment with IGI and/or any other matter; and

      WHEREAS, the parties agree that any and all payments and/or other benefits of any kind whatsoever, if any, that Ambrose is or may claim to be entitled to receive from IGI in conjunction with his employment with IGI and/or the termination thereof shall be exclusively and conclusively governed by the terms of this Agreement, and Ambrose agrees that in accordance with the terms hereof he shall be forever prohibited from seeking and/or claiming any additional compensation, benefits, damages, remedies and/or any other payments of any kind whatsoever from IGI,

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, IGI and Ambrose agree as follows:

      1. Incorporation of Recitals. The Recitals set forth above are hereby incorporated into and made a part of this Agreement.

      2. Effective Date. Subject to the terms of Paragraph 15 of this Agreement and Ambrose' rights thereunder, the parties expressly acknowledge and agree that the effective date of this Agreement is August 15, 2003 (the "Effective Date"), irrespective of the date upon which it was formally executed by the parties.

      3. Employment Termination Date. The parties expressly acknowledge and agree that Ambrose's employment with IGI is terminated as of August

            15, 2003. As of August 15, 2003, Ambrose resigns from any and all officerships and directorships he holds with IGI, and thereby waives, relieves, relinquishes, renounces and surrenders as of August 15, 2003, any and all rights, powers, obligations, authorities and/or benefits of any kind whatsoever with respect thereto. Ambrose agrees to fully cooperate with IGI to accomplish such resignations, including without limitation, execution of any and all documents as may be necessary to effectuate such resignations. Ambrose further agrees, warrants and represents that as of August 15, 2003, and forever thereafter, he shall not represent and/or hold himself out as an employee, officer and/or director of IGI.

      4.    Payments to Ambrose.
            --------------------

            A. On the Effective Date, IGI shall pay Ambrose a lump sum gross amount of $173,250.00 (less any and all applicable taxes, withholdings, contributions and other deductions), which amount represents 90% of Ambrose's gross annual salary in effect immediately prior to the termination of his employment with IGI.

            B. The parties expressly acknowledge and agree that any and all payments to be made by IGI to Ambrose under Paragraphs 4(A) shall be paid, treated and reported by IGI and Ambrose as W-2 income, and that Ambrose shall be solely responsible for the payment of any and all federal, state and/or local income taxes, penalties and/or interest with respect to thereto.

      5.    Reimbursement of Business Expenses.
            -----------------------------------

            On or before September 30, 2003, Ambrose shall submit to IGI a final Business Expense Report ("Final Expense Report") to request reimbursement for any and all costs, expenses, and/or expenditures he had incurred as of August 15, 2003, in performing his employment with IGI. The Final Expense Report shall be submitted, reviewed, approved/declined and paid in accordance with the IGI's rules and procedures relative to such matters as currently in effect as of August 15, 2003.

      6. Continuation of Health/Medical Insurance Coverage For Ambrose and Dependents. For a period of twelve (12) months commencing August 31, 2003 and ending August 31, 2004, IGI shall continue to provide Ambrose and his dependents with health, medical and dental Insurance coverage benefits under the IGI,

            Inc. Aetna, Inc. Group Health Insurance Plan and/or any other employer (IGI) provided plan or policy, if any. As of August 31, 2004, Ambrose and his dependents shall no longer be entitled to nor be permitted to participate in any and all insurance coverage and/or other benefits provided under the IGI, Inc. Aetna, Inc. Group Health Insurance Plan and/or any under other employer (IGI) provided plan or policy, if any. Any and all coverage and/or benefits previously afforded to Ambrose and/or his dependents thereunder shall terminate on August 31, 2004, subject to any and all rights by Ambrose and/or his dependents to elect to continue participation therein under COBRA and/or any other applicable laws, and Ambrose and/or his dependents shall be solely responsible for the payment of any and all costs and expenses relating thereto, including, without limitation, premium costs and expenses for continued coverage under COBRA and/or any other applicable law.

      7. Termination of 401K Plan Benefits. In accordance with the terms and conditions of the IGI, Inc. 401K Retirement Savings Plan ("401K Plan"), Ambrose's eligibility to participate therein terminated on August 15, 2003, and from that date onward Ambrose shall not be permitted to make any further contributions to the 401K Plan nor is he entitled to any employer matching contributions made by IGI after such date. Any and all account balances in the 401K Plan for the benefit of Ambrose shall be held in such account and/or distributed to Ambrose in accordance with the terms of the 401K Plan and notice to IGI of Ambrose's compliance with any and all requirements contained therein. Ambrose shall be solely responsible for any and all federal, state and/or local taxes, penalties and/or interest that may be assessed in relation to any and all distributions to Ambrose from and under the 401K Plan. Ambrose agrees and acknowledges that he is in possession of a complete and current copy of the 401K Plan and is fully familiar with and has been fully advised as to his rights there under.

      8. Termination of Life Insurance Benefits. As of August 31, 2003, Ambrose shall no longer be entitled to nor be permitted to participate in any and all life insurance coverage and/or other benefits provided by IGI under its life insurance plan and/or under any other employer (IGI) provided plan or policy, if any. Any and all coverage and/or benefits previously afforded to Ambrose thereunder shall terminate on August 31, 2003, without any further notice by IGI to Ambrose, unless otherwise required by law.

      9. Termination of Unexercised Stock Options. Ambrose hereby agrees as of the Effective Date to release, relinquish and forever discharge any and all rights, title, interest and claims in and to any and all 400,000 stock options granted to him under the IGI, Inc. 1999 Stock Option Plan, the IGI, Inc. 1998 Stock Option Plan and/or otherwise. As such, irrespective of the exercise date stated in and/or on any stock option grant or other document relating thereto, all of Ambrose's 400,000 stock options shall automatically terminate on the Effective

            Date without further notice and/or action by IGI unless as otherwise required by law.

      10. Return of IGI Property. Ambrose represents and warrants that as of the Effective Date, he has returned to IGI any and all equipment, property, manuals, materials and/or any other documents belonging to IGI and/or that were provided to or came into Ambrose's possession as the result of his employment with IGI, including, without limitation, any and all documents that contain trade secrets of IGI and/or proprietary and/or confidential information relating to IGI and/or its business. Ambrose further represents and warrants that he has not copied, duplicated and/or otherwise reproduced any such manuals, materials, documents and/or information. Ambrose expressly agrees that he shall not use for and/or in conjunction with any future business and/or employment purposes and/or disclose to any other individual, corporation, person, partnership (general or limited), limited liability company and/or other business entity, IGI's trade secrets and/or confidential/proprietary information of IGI that Ambrose may have acquired at any time during his employment with IGI, including, without limitation, client lists, price lists, manufacturing processes, manufacturing costs and business plans.

      11.   Non-Disclosure of Confidential Information.
            -------------------------------------------

            A. For the purposes of and as used in Paragraph 11(B) or otherwise in this Agreement, the term "Confidential Information" shall be defined as and mean as follows: IGI's trade secrets and proprietary information, as well as any and all information of a business and/or technical nature disclosed to, revealed, discovered, learned and/or developed by Ambrose at any time during and/or in the course of his employment with IGI, which information relates in any way whatsoever to the business of IGI, to the business of any customer of IGI, and/or to the business of any other person and/or entity which consults with IGI in any way whatsoever in conjunction with IGI's business, which such information is generally unknown in the industry. Confidential Information shall include, but not limited to, information and knowledge relating to IGI's computer and/or IT systems, programs, software, passwords and/or other specifications relating thereto, Novasome(R) technologies, formulations, manufacturing processes, procedures, packaging, developments, improvements, methods or operation, sales, pricing and profit margins, customers, clients credit and other financial information about IGI and/or IGI's customers and/or relationships between IGI and its customers, clients and other who have dealings with the Company.

            B. Except as expressly required by law, Ambrose hereby agrees that he will not at any time whatsoever from the Effective Date of this Agreement and forever thereafter, without the express prior written consent of IGI: (1) disclosure directly and/or indirectly any Confidential Information to any person, entity and/or other third-party not a signatory to this Agreement; and/or (2) use directly and/or indirectly any Confidential Information for the benefit of himself and/or any other person, entity and/or other third-party not a signatory to this Agreement.

            C. Ambrose represents and warrants that as of the Effective Date he has not without the prior written consent of IGI: (1) disclosed directly and/or indirectly any Confidential Information to any person, entity and/or other third-party not a signatory to this Agreement; and/or (2) use directly and/or indirectly any Confidential Information for the benefit of himself and/or any other person, entity and/or other third-party not a signatory to this Agreement.

            D. Ambrose further acknowledges and agrees that any violation of the terms of this Paragraph 11 shall be deemed a breach of this Agreement entitling IGI to any and all rights and remedies under this Agreement, as well as any and all rights and remedies available at law and/or equity.

      12. No Admission of Liability. Ambrose expressly agrees and acknowledges that IGI has voluntarily agreed as a business decision to enter into this Agreement with Ambrose, and that IGI is neither required nor obligated, by law, contract or otherwise, to enter into this Agreement with Ambrose and/or to pay Ambrose any of the amounts and/or benefits provided for herein. IGI disputes any claim by Ambrose that IGI is obligated and/or otherwise liable to him for any monetary amounts, benefits and/or other damages arising from the termination of his employment with IGI and/or with respect to any other matter. Neither the execution of this Agreement nor any of the terms contained herein shall be construed and/or interpreted as an admission of liability by IGI with respect to any claims by Ambrose relating to his employment with IGI and/or the termination of his employment with IGI. Neither this Agreement nor any term hereof shall be admissible in any judicial, administrative and/or arbitration proceeding to which IGI now or hereafter may be a party, except any judicial, administrative and/or arbitration proceeding relating to this Agreement.

      13. Ambrose Release. Except as expressly provided in Paragraph 14 of this Agreement, Ambrose, on behalf of himself and his heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge IGI and its affiliates, subsidiaries and/or its past and present agents, attorneys, representatives, officers, directors, employees, successors, administrators, shareholders and assigns, of and from any and all claims, liabilities, complaints, rights, injuries, damages, judgments, torts, causes of action, demands, suits, debts, losses, costs, expenses, fees, penalties, assessments, fines and interest, of any kind whatsoever, whether direct or indirect, absolute, fixed or contingent, liquidated or unliquidated, past or present, known or unknown, that Ambrose had, now has or may have against IGI, its subsidiaries, affiliates and/or its past and present agents, attorneys, representatives, officers, directors, employees, successors, administrators, shareholders and assigns relating to or arising out of Ambrose' employment with and/or termination of employment with IGI and/or any other matter, including, without limitation, any and all rights or claims relating to or arising under (i) federal and/or state common law; (ii) the Rehabilitation Act of 1973; (iii) the Federal Age Discrimination in Employment Act of 1967, as amended; (iv) the American With Disabilities Act; (v) Title VII of the Civil Rights Act of 1964, as amended; (vi) the Family Leave and Medical Act, (vii) the Employment Retirement Income Security Act of 1974, as amended, (viii) any and all federal, state, and/or local laws, statutes, ordinances, regulations and/or executive orders protecting the rights against discrimination upon the basis of age, race, sex, national origin, religion, non-job related disability, sexual preference and other types of discrimination; (ix) New Jersey Conscientious Employee Protection Act; (x) any and all any federal, state, and/or local laws, statutes, ordinances, regulations and/or executive orders protecting employees against sexual harassment and/or hostile work place environment; (xi) the Warn Act and/or any other similar state or federal laws, statutes, ordinances, regulations and/or executive orders requiring, among other things, advance notice to employees of certain workforce reductions; and (xii) any and all legal restrictions of any type whatsoever on IGI's right to terminate its employees, including Ambrose. Ambrose also agrees not to initiate, commence and/or file a lawsuit and/or any other judicial, administrative and/or arbitration proceeding in any jurisdiction whatsoever against IGI, its subsidiaries, affiliates and/or its past and present agents, attorneys, representatives, officers, directors, employees, successors, administrators, shareholders and assigns, with respect to, relating to and/or otherwise seeking to assert any claim released by Ambrose under the terms of this Agreement.

      14. Exception to Ambrose Release. Notwithstanding the terms of Paragraph 13 above, the parties acknowledge and agree that by this Agreement Ambrose does not waive, release and/or relinquish
            (i) any and all rights and claims he may have under the Federal Age Discrimination in Employment Act of 1967, as amended, relating to events that may occur and/or facts that made known to Ambrose after the Effective Date, or (ii) his right to file a charge with or cooperate in an investigation with the Equal Employment Opportunity Commission after the Effective Date.

      15.   Rights and Remedies.
            --------------------

            A. In the event of a material breach of this Agreement by Ambrose, and in addition to any and all rights, remedies and damages available to IGI hereunder and/or otherwise by law or equity, IGI shall immediately and automatically be forever relieved from that date forward, without any further action by IGI, from any and all obligations to Ambrose under this Agreement.

            B. Ambrose acknowledges and agrees that his breach of any of the terms and/or covenants contained in Paragraphs 10, 11, and/or 17(A) of this Agreement can cause irreparable damage to IGI for which the remedy at law would not be adequate. Accordingly, in addition to any other remedy available to IGI under this Agreement and/or as otherwise provided by law or equity, IGI shall be entitled to injunctive relief restraining Ambrose from any actual or threatened violation of any of the terms of Paragraphs 10, 11, and/or 17(A) or any other appropriate decree of specific performance (without any bond or other security being required).

            C. In the event either party is required to incur legal fees and/or costs in seeking enforcement of this Agreement, the prevailing party shall be entitled to recover from the other party any and all such legal fees and/or costs so incurred.

      16. Waiting Period and Revocation Rights. Ambrose represents and warrants that he has been advised by IGI to consult with an attorney prior to executing this Agreement. Ambrose further represents and warrants that he understands that he shall have twenty-one (21) days from the date this Agreement has been executed by IGI and delivered to Ambrose to decide whether to sign this Agreement and relinquish the legal claims as provided for herein. Ambrose further represents and warrants that he has been advised by IGI that he shall have a period of seven (7) days following his execution of this Agreement to revoke it so that it has no continuing or past legal effect. Ambrose represents and warrants that he understands that to revoke this Agreement during such seven (7) day period he must provide IGI with written notice revoking the same and deliver such notice to IGI in accordance with the terms hereof prior to the expiration of the seven (7) days revocation period.

      17.   Non-Disparagement.
            ------------------

            A. Ambrose agrees that neither he nor any person or entity on his behalf shall, directly or indirectly, make, orally or in writing, any comments, statements, and/or remarks of any kind whatsoever disparaging to IGI, its business, and/or its affiliates, subsidiaries and/or its past and present agents, attorneys, representatives, officers, directors, employees, administrators, and/or shareholders. Ambrose further acknowledges and agrees that any violation of the terms of this Paragraph 17(A) shall be deemed a material breach of this Agreement, entitling IGI to any and all rights and remedies hereunder, as well as otherwise available at law or equity.

            B. IGI agrees that neither it nor any person or entity on its behalf shall, directly or indirectly, make, orally or in writing, any comments, statements, and/or remarks of any kind whatsoever disparaging to Ambrose. Unless otherwise mutually agreed in writing by IGI and Ambrose, in the event IGI is contacted by a third-party for a recommendation and/or any other information related to Ambrose' employment with IGI and/or the termination thereof, IGI shall not provide any information and/or make any statements in response thereto other than confirmation of the position held by Ambrose at IGI and the dates of employment. Irrespective of the foregoing, Ambrose acknowledges and aggress that nothing contained herein requires IGI to provide any information, statements and/or recommendations to any inquiring third-party other than that which is expressly set forth in this Paragraph 17(B).

      18. New Jersey Law Governs. This Agreement shall be executed, governed, enforced, construed and interpreted in accordance with the laws of the State of New Jersey. The parties hereto consent to the exclusive jurisdiction of the state and federal courts of New Jersey for the judicial resolution of any and all disputes that may arise under this Agreement, including without limitation enforcement of this Agreement and damages relating to a breach thereof.

      19. Entire Agreement. This Agreement incorporates the understandings and agreements of the parties hereto, and each party acknowledges that in executing this Agreement they are not relying upon prior written or oral discussions or statements made by either party. This Agreement contains the entire understanding of the parties hereto and there are no representations, warranties, covenants or undertakings other than those expressly set forth herein. Except as expressly provided for in this Agreement, Ambrose acknowledges and agrees that he shall not be entitled to receive from IGI, nor shall IGI be required to pay and/or provide Ambrose, with any benefits, monetary amounts, stock options, health, medical, life and/or disability insurance coverage, auto allowance and/or compensation of any kind whatsoever, by virtue of, under, relating to and/or with respect to Ambrose's employment with IGI and/or the termination of Ambrose's employment with IGI.

      20. Modification/Waiver. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed by the parties with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver, release and/or discharge of any subsequent default and/or breach of the same or similar nature.

      21. Product of Negotiations. This Agreement is the product of negotiations between the parties and shall be construed neutrally, without regard to the identity of the party who drew it.

      22. Headings. The parties expressly acknowledge and agree that paragraph headings contained in this Agreement are for convenience purposes only and shall not be considered part of the terms and conditions of the Agreement.

      23. Interpretation Provisions. All references in this Agreement to the plural shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. The words "hereof", "herein", "hereunder", "this Agreement", "the Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement unless the context otherwise requires. The word "including" when used in this Agreement shall mean "including, without limitation". "And" and "or" as used in this Agreement shall be interpreted conjunctively and shall not be interpreted disjunctively to exclude any information otherwise within the scope thereof.

      24. Invalid or Unenforceable Provisions. In the event any provision of this Agreement shall be determined to be invalid or unenforceable in any respect, the remaining provisions of this Agreement shall not be affected thereby and shall continue in full force and effect.

      25. Parties Bound. This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

      26. Legal Advice of Counsel. The parties have obtained legal advice concerning this Agreement from the attorneys of their own choosing and have not relied on anything the other party or the other party's attorneys have said in deciding to sign this Agreement.

      27. Voluntary Agreement. Ambrose represents and warrants that he has read and fully understands the terms of this Agreement. Ambrose further represents and warrants that he has executed this Agreement voluntarily without coercion, undue influence or duress, with full knowledge of the nature, consequences and legal effect of this Agreement. Ambrose further acknowledges and agrees that the terms hereof are a fair and adequate resolution of any and all claims, if any, he may have against IGI relating to his employment with IGI and/or the termination of his employment with IGI.

      28. Notices. Any and all notices required and/or permitted to be given under this Agreement to be effective must be sent via hand-delivery or via Federal Express or other reliable overnight delivery service to the addresses set forth below, unless otherwise advised in writing by the other party in accordance with the terms hereof of a change of address. Any and all notices under this Agreement shall be deemed made on the date upon which it is actually delivered to the party to whom it is directed.

                  (a) To Ambrose:

                  John F. Ambrose
                  10 Bradlee Road
                  Marblehead, MA 01945

                  (b) To IGI:

                  Frank Gerardi, Chairman
                  IGI, Inc.
                  105 Lincoln Ave.
                  Buena, NJ 08103

                  With Copy To:

                  Diane L. Mulligan, Esq.
                  Edell & Associates, P.C.
                  1776 On the Green - 8th Floor
                  Morristown, New Jersey 07960

      IN WITNESS WHEREOF, the parties have signed this Agreement on August 18, 2003, effective as of August 15, 2003.


                                       EMPLOYER

                                       IGI, INC.

                                       By: /s/ Frank Gerardi
                                           -----------------
                                           Frank Gerardi
                                           Chairman


                                       EMPLOYEE

Witnessed:


/s/ Diane Mulligan                     /s/ John F. Ambrose
---------------------------           -------------------
An Attorney At Law                     John F. Ambrose
 of the State of New Jersey


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